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                                                                   EXHIBIT 12.0

                              CIRRUS LOGIC, INC.

         STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
           (IN THOUSANDS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

                                                     FISCAL YEARS ENDED
                                                -------------------------------
                                                MARCH 25,  MARCH 27,  MARCH 28,
                                                  2000       1999       1998
                                                ---------  ---------  ---------
Income (loss) before income taxes.............. $(47,096)  $(381,372)  $56,003
Fixed Charges (1)..............................   25,307      25,181    30,692
                                                --------   ---------   -------
Total earnings before fixed charges............  (21,789)   (356,191)   86,695
Fixed Charges (1)..............................   25,307      25,181    30,692
Ratio of earnings to fixed charges (2).........      N/A         N/A       2.8x
                                                ========   =========   =======
ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:
Fixed Charges (3)..............................   43,082      54,387    57,546
Ratio of earnings to fixed charges (4).........      N/A         N/A       1.5x
                                                ========   =========   =======
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(1) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.
(2) Earnings were inadequate to cover fixed charges in fiscal 2000 and fiscal
    1999 by approximately $47.1 million and $381.4 million, respectively.
(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs, portion of rental expense under operating leases deemed by the Company to be representative of the interest factor, interest on capitalized leases and the interest factor associated with operating leases of our MiCRUS and Cirent joint ventures.
(4) Earnings would have been inadequate to cover fixed charges adjusted for
    MiCRUS and Cirent fixed charges in fiscal 2000 and fiscal 1999 by approximately $64.9 million and $410.6 million, respectively.